                                                                      EXHIBIT 99


                                                                    NEWS RELEASE

(CELERIS CORPORATION LETTERHEAD)



CONTACT:   PAUL R. JOHNSON
           CHIEF FINANCIAL OFFICER
           (615) 341-0223


                      CELERIS CORPORATION NARROWS OPERATING
                      LOSSES FOR FIFTH CONSECUTIVE QUARTER

NASHVILLE, Tennessee (October 23, 2001) -- Celeris Corporation (OTCBB:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced results from operations for the third quarter and nine months ended September 30, 2001.

         Revenues for the third quarter ended September 30, 2001, were $2.62 million compared with revenues of $2.63 million for the third quarter of 2000. Net loss for the third quarter was $611,000, or $0.18 per diluted share, compared with a net loss of $958,000, or $0.30 per diluted share, in the prior-year quarter. Backlog of client contracts currently stands at $9.34 million.

         For the nine months ended September 30, 2001, revenues were $7.49 million compared with revenues of $8.75 million in the nine months ended September 30, 2000. The net loss for the year-to-date period amounted to $2.04 million, or $0.61 per diluted share, compared with a net loss of $2.80 million, or $0.89 per diluted share a year ago.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "Five consecutive quarters of improving results is a positive trend for the Celeris team. We believe this trend provides an encouraging outlook for the rest of this year as well as for 2002 and beyond."

         A listen-only simulcast and 30-day replay of Celeris' third quarter conference call will be available online at www.celeriscorp.com or www.streetevents.com on October 24, 2001, beginning at 11:00 a.m. Eastern time.

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the uncertainty of market acceptance of the Company's clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the market acceptance of the Company's Internet capabilities; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 2000.



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
CRSC Reports Third Quarter Results
Page 2
October 23, 2001
--------------------------------------------------------------------------------


                      CELERIS CORPORATION AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                     SEPT. 30,                  SEPT. 30,
                                              ---------------------       ---------------------
                                                2001         2000          2001          2000
                                              -------       -------       -------       -------
Revenue:
    Clinical research services                $ 2,330       $ 2,377       $ 6,876       $ 8,025
    Project pass-through expenses                 285           251           613           720
                                              -------       -------       -------       -------
        Total revenue                           2,615         2,628         7,489         8,745

Cost of revenue:
    Clinical research services                  1,633         1,801         4,711         5,655
    Project pass-through expenses                 285           251           613           720
                                              -------       -------       -------       -------
        Total cost of revenue                   1,918         2,052         5,324         6,375
                                              -------       -------       -------       -------

Gross profit                                      697           576         2,165         2,370
Operating expenses                              1,332         1,614         4,320         5,434
                                              -------       -------       -------       -------

Loss from operations                             (635)       (1,038)       (2,155)       (3,064)
Interest income, net                               24            80           118           267
                                              -------       -------       -------       -------

Net loss                                      $  (611)      $  (958)      $(2,037)      $(2,797)
                                              =======       =======       =======       =======

Basic and diluted loss
    per common share                          $ (0.18)      $ (0.30)      $ (0.61)      $ (0.89)
                                              =======       =======       =======       =======

Basic and diluted weighted average
    shares outstanding                          3,357         3,179         3,330         3,144



                                     -MORE-

CRSC Reports Third Quarter Results
Page 3
October 23, 2001
--------------------------------------------------------------------------------





                      CELERIS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                          SEPT. 30,       DEC. 31,
                                                                             2001          2000
                                                                           --------      ---------
                                     ASSETS

Current Assets:
    Cash, cash equivalents and restricted funds                            $  3,339       $  5,238
    Accounts receivable, net of allowance of
      $216 and $258, respectively                                             1,964          1,868
    Other current assets                                                        197            216
                                                                           --------       --------
           Total current assets                                               5,500          7,322

Net furniture, fixtures and equipment                                           986          1,325
                                                                           --------       --------

           Total Assets                                                    $  6,486       $  8,647
                                                                           ========       ========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                                  $  1,015       $  1,087
    Deferred revenue and payables                                               730            605
    Current portion of capital lease obligation                                 132            124
    Net current liabilities of discontinued operations                           --             99
                                                                           --------       --------
           Total current liabilities                                          1,877          1,915


Long-term portion of capital lease obligation                                    23            123

Shareholders' Equity:
    Common stock, $0.01 par value - 13,511 shares authorized
      and 3,357 and 3,316 shares issued and outstanding, respectively            33             33
    Additional paid-in capital                                               68,736         68,722
    Accumulated deficit                                                     (64,183)       (62,146)
                                                                           --------       --------
           Total shareholders' equity                                         4,586          6,609
                                                                           --------       --------

           Total Liabilities and Shareholders' Equity                      $  6,486       $  8,647
                                                                           ========       ========


                                      -END-